Exhibit 99.1

For Immediate Release:

Media:	Maureen Byrne GCI Healthcare (Media) 212-886-3395
Financial Community:	Therese Crozier 510 789-4331

SANGSTAT AND NOVARTIS SIGN GLOBAL SETTLEMENT AGREEMENT IN PATENT AND ANTI-TRUST LAWSUITS

Fremont, Calif.- July 27, 2000 - SangStat, The Transplant Company®, (Nasdaq: SANG) announced today that it has signed a global settlement agreement with Novartis AG and Novartis Pharmaceuticals Corporation with respect to the patent infringement lawsuits filed against SangStat in the US and UK regarding SangCya® Oral Solution, USP [MODIFIED] as well as the counterclaim SangStat filed against Novartis Pharmaceuticals Corporation in the US. As part of the settlement, SangStat has acknowledged that the Novartis patents are valid, but SangStat continues to believe that SangCya does not infringe these patents. In addition, the parties have entered into a global license agreement. All other terms of the settlement will remain confidential.

"The terms of the settlement will have no material financial impact on the company in the foreseeable future and will allow us to save the legal fees associated with these suits," said Jean-Jacques Bienaimé, President & CEO of SangStat. "We can now focus our energies and resources on the future."

"We are very pleased to put this litigation behind us," added Philippe Pouletty, MD and Chairman of SangStat.

SangStat recently announced that it had withdrawn SangCya oral solution, its liquid cyclosporine product from the US market. SangCya's US revenues account for less than 4% of total year to date revenues for the company, with modest growth expectations prior to withdrawal.

SangStat, The Transplant Company®

SangStat, The Transplant Company® , is a global bio-pharmaceutical company applying a disease management approach to improving the outcome of organ, bone marrow, and stem cell transplantation. Since 1988, SangStat has built a family of products and services to address the pre-transplant, acute care and chronic phases of transplant in the worldwide market. SangStat's The Transplant Pharmacy® is a dedicated mail order pharmacy that provides direct drug distribution and patient-focused management services. TransplantRx.com was introduced in 1999 as an on-line component and one-stop-shop providing e-commerce, content, and community for transplant recipients and providers.

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company's (1) commitments, intents and goals, and (2) potential future sales and product development. Forward-looking statements reflect SangStat's current views with respect to future events. Actual results may vary materially and adversely from those anticipated, believed, estimated, or otherwise indicated. In addition, competitive pressures, manufacturing or supply interruptions, regulatory matters, marketing or pricing actions, other generic competition, reimbursement practices of third party payors, product liability claims or other factors could adversely impact sales of the products; and there can be no assurance that any product candidate under development will be safe, effective or capable of being manufactured in commercial quantities at an economical cost, or that any product will not infringe the proprietary rights of others or will achieve market acceptance. Other factors that could cause actual results to differ materially include, without limitation, the expenses associated with and uncertainty related to the lawsuits pending against the MCA and FDA by Novartis with respect to SangCya oral solution. For a discussion of these and other factors that might result in different outcomes, see "Risk Factors" in SangStat's 1999 Annual Report on Form 10-K and 2000 Form 10-Qs filed with the Securities and Exchange Commission.

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